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CYBERCASH, INC.                   THE FINANCIAL RELATIONS BOARD
---------------                   -----------------------------
James J. Condon                   Marianne Stewart -General Info (212) 661-8030
Chief Operating Officer and       Joel Herskovits -  Analyst (212) 661-8030
Chief Financial Officer           Martin Gitlin-Media (212) 661-8030
(703) 716-5208
Investor Relations
(703) 453-1119




                     CYBERCASH ANNOUNCES EXPECTED REVENUES
                          FOR THE SECOND QUARTER 1998


RESTON, VA, June 29, 1998 -- CyberCash, Inc. (Nasdaq: CYCH), the world leader in secure payment technologies and services, announced today that revenues for the second quarter ending June 30, 1998, are expected to range between $2.2 million and $2.5 million. Revenues for the first quarter 1998 totaled $1.1 million. Revenues for the second quarter 1997 were approximately $812,000. CyberCash will report actual second quarter results on July 27, 1998.

During the second quarter, CyberCash completed its acquisition of ICVerify, Inc. and began integrating the businesses of the two companies. It also introduced its new CashRegister 3 service, which greatly simplifies the use of the Company's three payment services, and ICVerify for Windows, Version 2.2. Each new product offering also makes the process of becoming a CyberCash merchant almost instantaneous, through Integrated Merchant Registration (for the CashRegister 3 service) and AutoValidation (for ICVerify for Windows, Version 2.2).

In the bill payment marketplace, CyberCash formed an alliance with the Edison Electric Institute in a program that gives EEI members - who comprise more than 120 of the country's largest electric utility companies -- the availability of secure Internet payment services at a significant discount. The Company also teamed with AOL's Digital City Network to establish a pilot program to help consumers in the Washington D.C. metropolitan area access and pay their monthly bills on the Internet. This pilot program could eventually expand to other cities supported by the Digital City Network.

Revenues for the second quarter were affected by some uncertainty in the market caused by the announcement of the ICVerify acquisition. Some customers of both companies delayed making purchase decisions while they assessed the impact of the acquisition. The Company's introduction of a new pricing model for its Internet payment services also caused a temporary slowing in the increase of its merchant base. The Company believes that the impact of both of these factors is temporary, and has already begun to see resumption in growth of revenues both from software sales and from merchant payment services. The new prices have generally been


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CyberCash, Inc.
Announces Expected Revenues For Q2 1998
Page 2


favorably received in the market, and the growth in signups of new merchants has begun to accelerate.

"CyberCash continues to make progress in consolidating its position as a leading provider of e-commerce payment technologies and services. We have taken steps to streamline our operations and tighten our focus on revenue-generating activities," said Bill Melton, President and Chief Executive Officer of CyberCash, Inc. "After examining the opportunities for cost-reduction relating to the acquisition of ICVerify, we have reduced our combined head count in the U.S. by nearly 20 percent to just under 200 employees. We will go into the second half of the year leaner and better organized to capitalize on our strong strategic position."

For the remainder of 1998, the Company will focus on a limited set of efforts. It will continue to grow its core merchant business, which includes payment services and software products for Internet and conventional merchants. The Company anticipates entering into new alliances with financial institutions and technology companies, which it believes will help it improve and expand its payment services while generating revenue from consulting and development. The Company also plans to build on the preliminary success it has had with its PayNow bill payment service. Finally, it will continue to work with its two joint ventures and overseas financial institutions to generate revenues from its international operations.

"CyberCash is in a stronger position in the electronic payments market than it has ever been," said Mr. Melton. "Every indication is that electronic commerce is poised to begin a period of rapid expansion. Internet players, especially those that act as portals, are playing an increasingly active role. The more progressive financial institutions have come to realize that they must become actively involved in electronic commerce or risk falling behind their competitors. They are joining technology companies such as Internet service providers and software vendors in offering services to Internet merchants. CyberCash looks forward to working with technology partners and leading financial institutions around the world in helping to build this market. The opportunities for the Company in the next twelve months are tremendous."

ABOUT CYBERCASH, INC.

CyberCash is the world leader in secure, convenient payment technologies and services, enabling e-commerce across the entire market spectrum from electronic retailing environments to the Internet.

CyberCash provides a complete line of software products and services allowing merchants, billers, financial institutions and consumers to conduct secure transactions using the broadest array of popular payment forms. Credit, debit, purchase cards, cash, checks, smart cards and alternative payment types (e.g., "frequent buyer" or loyalty programs) are all supported by CyberCash payment solutions. Leading brands of CyberCash include ICVERIFY, PCVERIFY, CashRegister, NetVERIFY, CyberCoin and PayNow.


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CyberCash, Inc.
Announces Expected Revenues For Q2 1998
Page 3


For financial institutions, software developers and integrators, commerce and Internet service providers, and technology partners, CyberCash solutions are the preferred choice, offering unmatched ease and flexibility in integrating payment capabilities into value-added offerings to customers.

CyberCash, Inc., headquartered in Reston, Virginia, USA, maintains a global presence with offices and joint ventures operating throughout North America, Europe and Asia.

This press release contains statements that are forward looking. They are based on the Company's current expectations, and are subject to a number of uncertainties and risks. The Company's actual results may differ materially. The uncertainties and risks include the pace of growth of Internet commerce, the development by the Company and its competitors of new products and services, strategic decisions by major participants in the industry, competitive pricing pressures, legal and regulatory developments and general economic conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are available from the Commission and from the Company's worldwide web site http://www.cybercash.com, as well as other sources.

To receive CyberCash's latest news and corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code CYCH. Visit the Company's web site at http://www.cybercash.com.

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